Exhibit 99.1

For Immediate Release

Sandy Purcell Joins AudioEye Board as Independent Director

TUCSON, Arizona —(Marketwired — March 5, 2014) - AudioEye®, Inc. (OTCQB: AEYE) (“AudioEye” or the “Company”), creator of the Audio Internet™ patented audio browsing and automated publishing technology platform, today announced that E. W. (“Sandy”) Purcell has been elected as an independent member of the Company’s Board of Directors.

Mr. Purcell succeeds Craig Columbus, one of AudioEye’s co-founders, who resigned from the Company’s Board of Directors effective March 3, 2014.

“We are extremely pleased that Sandy Purcell has agreed to join our Board of Directors,” stated Paul Arena, Executive Chairman of AudioEye, Inc.  “Sandy has many years of experience providing financial, business advisory, and valuation services for companies involved in domestic and cross-border transactions, and we believe that his guidance will prove invaluable as AudioEye seeks to realize the global potential of its technological innovations.  Our goal is to ensure that everyone is able to fully benefit from the capabilities of the Internet, regardless of any disabilities that may have restricted their access to websites in the past.  Sandy and I have shared board seats at other companies, and I am confident that his international accomplishments will play a key role in AudioEye’s success going forward.”

Mr. Purcell commented, “This is a great opportunity to join AudioEye as the Company transitions from development to operations with a technology that has vast applicability across multiple platforms, both domestically and internationally. I welcome the opportunity to participate, as an Independent Director, in the Company’s achievement of its growth objectives by delivering unique Internet access to impaired and disabled persons and providing cost-effective compliance solutions for website and mobile-web publishers.”

Mr. Purcell has more than two decades of experience in the financial services and advisory industries and has been involved in providing fairness and solvency opinions on numerous U.S. and European transactions.  He has technical expertise in financial due diligence, strategic business valuation, financial restructurings and divestitures.

Since 1997, Mr. Purcell has been employed by Houlihan Lokey, where he is currently a Senior Managing Director, a member of the Board of Directors, and the Head of International Financial Advisory Services.  Houlihan Lokey is an international investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation.  The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, and Asia.  Houlihan Lokey is ranked as the No. 1 global restructuring advisor, the No. 1 M&A fairness opinion advisor for U.S. transactions over the past 10 years, and the No. 1 M&A advisor for U.S. transactions under $3 billion, according to Thomson Reuters.  Mr. Purcell is based in Houlihan Lokey’s Miami office, having recently returned to the U.S. after serving more than six years in the London office.

With significant experience in the valuation of securitized vehicles and structured investment vehicles, Mr. Purcell has advised numerous hedge fund and private equity sponsors on the valuation of their portfolio assets.  He has structured, negotiated, and closed complex financial and capital transactions in many industries, including transportation, financial services, telecommunications, energy, aviation, consumer products and industrial products.

From 1989 to 1996, Mr. Purcell served in a number of positions with Valuemetrics, Inc. / VM Equity Partners, where he specialized in the valuation of publicly owned and privately held companies, strategic financial planning, and bankruptcy analysis.

Mr. Purcell holds a bachelor’s degree in Economics and Finance from the University of Florida and earned his MBA, with concentrations in Finance and Statistics, from the University of Chicago.  He is a member of the Institute of Directors, British American Business and the Corporate Development Association.  He is also a member of the Valuation Special Interest Group of the Institute of Chartered Financial Accountants in England and Wales, the Society of Share and Business Valuers, and the Business Valuation Association.

“We would like to thank Craig Columbus for his many years of outstanding service to the Company,” continued Mr. Arena.  “Craig started with AudioEye prior to its incorporation during a nascent and fledgling stage of the Company’s development, at a time when our technological innovations were a decade ahead of today’s robust and emerging market opportunities.  We would not be where we are without his counsel and exceptional support of AudioEye as our Chairman and a Director over the years. Craig has deeply impacted our culture and the trajectory of AudioEye’s business model, and we wish him well in his future business endeavors, which include expanded professional responsibilities that will limit his future time availability and continued ability to serve on AudioEye’s Board of Directors.”

About AudioEye, Inc.

Founded in 2003, AudioEye, Inc. has developed patented Internet content publication and distribution software that enables the conversion of any media into an audio-accessible format and allows for real-time distribution to end-users on any Internet-connected device. The focus of the Company is to provide solutions to create better and more comprehensive access to the Internet, print, broadcast and other media, irrespective of an individual’s network connection, device, location, or impairment. AudioEye solutions also include comprehensive E-Learning and E-Commerce systems, along with a variety of Internet publishing products and services.

The Company is headquartered in Tucson, Arizona, and its common stock trades on the OTCQB under the symbol “AEYE”.

AudioEye, Inc., Audio Internet and AudioEye are Registered Trademarks of AudioEye, Inc., All Rights Reserved. The systems and technologies described herein are protected all or in part by US7966184, US7653544, US8046229, US8296150, US8260616 and patents pending in the U.S. and Internationally. These products enable AudioEye’s customers to create and deliver highly scalable accessible voice browsing applications. For more information, please visit www.audioeye.com or call 866.331.5324.

Forward-Looking Statements

This release includes forward-looking statements contained within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.

Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our Form 10-K and other reports filed with the SEC. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Nathaniel Bradley, CEO, AudioEye, Inc. at (866) 331-5324

Or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com